Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940


10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 1, 1996 THROUGH DECEMBER 31, 1996

               ALLIANCE ALL MARKET ADVANTAGE FUND, INC.


                                                              Shares
                                                    Price    Purchased
                  Date       Shares    % of Fund     per        by
Security       Purchased   Purchased   Assets(1)    Share   Fund Group

Trusted Info    10/10/96       1,400        0.0%   13.000       49,000
Sabre Group
  Holdings      10/10/96       8,200        0.4%   27.000      271,500
XL Connect      10/17/96         900        0.0%   15.000       29,800
Cybermedia      10/23/96         900        0.0%   16.000       31,100
Infinity
  Financial     10/25/96         400        0.0%   16.000       14,000
Mazel Stores    11/21/96       2,000        0.1%   21.000        2,000
Nuskin Asia     11/21/96       3,900        0.1%   23.000       44,100


             % of Issue
   Total      Purchased                             Shares
  Shares          By                                 Held
  Issued      Group (2)   Broker(s)                12/31/96

 3,400,000        1.44%   JP Morgan                       0

20,200,000        1.34%   Goldman Sachs & Co.             0
 2,900,000        1.03%   Alex Brown                      0
 2,500,000        1.24%   Hembrecht                       0

 2,500,000        0.56%   Goldman Sachs                   0
 2,574,000        0.08%   William Blair                   0
 9,100,000        0.48%   Merrill Lynch                   0


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.